Exhibit 5.1

July 28, 2006	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com
Archstone-Smith Trust
9200 East Panorama Circle, Suite 400
Englewood, Colorado 80112

Re:	Archstone-Smith Trust Registration
Statement on Form S-3 (Registration
Statement No. 333-133286)
Ladies and Gentlemen:
     We have acted as special counsel to Archstone-Smith Trust, a Maryland real estate investment trust (“Archstone”), in connection with the proposed issuance of 9,114,487 common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of Archstone, as set forth in the prospectus supplement dated July 28, 2006 to the prospectus contained in Archstone’s Registration Statement on Form S-3 (Registration Statement No. 333-133286) (the “Registration Statement”) filed with the Securities and Exchange Commission on the April 13, 2006.
     As special counsel to Archstone, we have examined originals or copies certified or otherwise identified to our satisfaction of the Declaration of Trust, Archstone’s Amended and Restated Bylaws, as amended, resolutions of Archstone’s Board of Trustees and such Archstone records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of Archstone. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.
     Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that upon the due execution, countersignature and delivery of the Common Shares and when the Common Shares are delivered in the manner described in the Registration Statement, the Common Shares will be legally issued, fully paid and nonassessable.
Berlin Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles New York Palo Alto Paris Washington, D.C.
Independent Mexico City Correspondent: Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

MAYER, BROWN, ROWE & MAW LLP
Archstone-Smith Trust
July 28, 2006

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named under the caption “Legal Matters” with respect to the matters stated therein.
     We are admitted to practice law in the State of Illinois, and we express no opinion as to matters under or involving any laws other than the laws of the State of Illinois, the laws of the State of Maryland and the federal laws of the United States of America.

Sincerely,
/s/ MAYER, BROWN, ROWE & MAW LLP